EXHIBIT 99.1

Infonet Services Corporation

Morgan Molthrop        +1-310-335-2606

morgan_molthrop@infonet.com

For Immediate Release

Infonet Announces Settlement of Litigations Relating to Merger with British Telecom

El Segundo, California—February 11, 2005—Infonet Services Corporation (NYSE: IN) announced today the tentative settlement of three purported class action lawsuits filed in California Superior Court, County of Los Angeles, against Infonet and certain of its directors and officers. The three purported class action lawsuits relate to BT Group plc’s proposed acquisition of Infonet and have been consolidated as In re Infonet Services Corporation Shareholder Litigation, Lead Case No. BC324238. A memorandum of understanding setting forth the terms of the settlement was entered into by the plaintiff and the named defendants as of February 11, 2005. Among other conditions, the settlement is subject to negotiation of final settlement documentation and court approval.

In connection with the settlement, Infonet agreed to provide certain additional information regarding the merger in a Current Report on Form 8-K, which is being filed with the Securities and Exchange Commission today.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for thousands of multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services and Managed IP Services, Infonet also has won “Best Customer Care”, “Best Managed Service”, “Best Regional Carrier” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in more than 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

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